CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 74 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 6, 2002, relating to the financial statements and financial highlights which appears in the October 31, 2002 Annual Report to Shareholders of the Lutheran Brotherhood Family of Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota
February 27, 2003